EXHIBIT 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     As further discussed in Note B, Summary of Significant Accounting Policies, and Note T, Adoption of FSP APB 14-1, to the consolidated financial statements, our consolidated financial statements for 2008, 2007 and 2006, as well as the financial information in the following discussion, have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). The financial information contained in the discussion below reflects only the adjustments described in Note T to the consolidated financial statements and does not reflect events occurring after February 26, 2009, the date of the filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.
Overview
     Human Genome Sciences, Inc. (“HGS”) is a commercially focused biopharmaceutical company advancing toward the market with three products in late-stage clinical development: Albuferon® for chronic hepatitis C, LymphoStat-B® for systemic lupus erythematosus (“SLE”), and ABthrax™ for inhalation anthrax. In January 2009, we achieved our first product sales when we began delivery of ABthrax to the U.S. Strategic National Stockpile.
     Albuferon and LymphoStat-B are also progressing toward commercialization. In December 2008, we reported that Albuferon successfully met its primary endpoint in the first of two Phase 3 clinical trials in chronic hepatitis C; we expect to report results of the second Phase 3 trial in March 2009. If results in the second Phase 3 trial are also successful, we expect the filing of global marketing applications for Albuferon in fall 2009. We completed enrollment in both Phase 3 trials of LymphoStat-B in SLE in 2008, and we expect to report the results of these studies in July and November 2009, respectively. Assuming success in Phase 3, we plan to file global marketing applications for LymphoStat-B in the first half of 2010.
     We also have substantial financial rights to two novel drugs that GlaxoSmithKline (“GSK”) has advanced to late-stage development. In December 2008, GSK initiated the first Phase 3 clinical trial of darapladib, which was discovered by GSK based on HGS technology, in more than 15,000 men and women with chronic coronary heart disease. GSK plans to initiate a second large Phase 3 trial of darapladib in late 2009. In February 2009, GSK initiated a Phase 3 clinical trial program for Syncria® (albiglutide) in the long-term treatment of type 2 diabetes mellitus. Syncria was created by HGS using our proprietary albumin-fusion technology, and we licensed Syncria to GSK in 2004.
     HGS also has several novel drugs in earlier stages of clinical development for the treatment of cancer, led by our TRAIL receptor antibody HGS-ETR1 and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins.
     Our strategic partnerships with leading pharmaceutical and biotechnology companies allow us to leverage our strengths and gain access to sales and marketing infrastructure, as well as complementary technologies. Some of these partnerships provide us with licensing or other fees, clinical development cost-sharing, milestone payments and rights to royalty payments as products are developed and commercialized. In some cases, we are entitled to certain commercialization, co-promotion, revenue-sharing and other product rights.
     We have not received any significant product sales revenue or royalties from product sales through 2008 and any significant revenue from product sales or from royalties on product sales in the next several years is uncertain, other than with respect to ABthrax. To date, substantially all of our revenue relates to payments received under our collaboration and license agreements.
     During 2006, we entered into a collaboration agreement with Novartis International Pharmaceutical, Ltd. (“Novartis”). Under this agreement, Novartis will co-develop and co-commercialize Albuferon and share development costs, sales and marketing expenses and profits of any product that is commercialized in the U.S. Novartis will be responsible for commercialization outside the U.S. and will pay HGS a royalty on these sales. We received a $45.0 million up-front fee from Novartis upon the execution of the agreement and are recognizing this payment as revenue ratably over the estimated development period ending in 2010. Including this up-front fee, we are entitled to payments aggregating $507.5 million upon the successful attainment of certain milestones. As of December 31, 2008, we have contractually earned and received payments aggregating $132.5 million. We are recognizing these milestones as revenue ratably over the estimated remaining development period.

Overview (continued)
     In 2005, GSK exercised its option to co-develop and co-commercialize two of our products, LymphoStat-B and HGS-ETR1. In accordance with a co-development and co-commercialization agreement signed during 2006 related to LymphoStat-B, we and GSK will share Phase 3 and 4 development costs, and will share equally in sales and marketing expenses and profits of any product that is commercialized. We received a $24.0 million payment during 2006 as partial consideration for entering into this agreement with respect to LymphoStat-B and are recognizing this payment as revenue ratably over the estimated development period ending in 2010. During 2008, we reacquired GSK’s rights to TRAIL receptor antibodies (including rights to HGS-ETR1 and HGS-ETR2) from GSK, in exchange for a reduction in potential future royalties due to us for a product currently being developed by GSK.
     In 2005, we entered into a two-phase contract to supply ABthrax, a human monoclonal antibody developed for use in the treatment of anthrax disease, with the U.S. Government. Under the first phase of the contract, we supplied ten grams of ABthrax to the U.S. Department of Health and Human Services (“HHS”) for comparative in vitro and in vivo testing. During 2006, under the second phase of the contract, the U.S. Government exercised its option to purchase 20,001 treatment courses of ABthrax for the Strategic National Stockpile. In January 2009 we began delivery of ABthrax to the U.S. Strategic National Stockpile and in February 2009 the product was accepted and we recorded revenue for the product as well as certain costs incurred to develop ABthrax.
     We expect that any significant revenue or income for at least the next two years may be limited to ABthrax revenue, payments under collaboration agreements (to the extent milestones are met), cost reimbursements from GSK and Novartis, payments from the sale of product rights, payments under manufacturing agreements, such as our agreement with Hospira, Inc., investment income and other payments from other collaborators and licensees under existing or future arrangements, to the extent that we enter into any future arrangements. We expect to continue to incur substantial expenses relating to our research and development efforts. As a result, we expect to incur continued and significant losses over the next several years unless we are able to realize additional revenues under existing or any future agreements. The timing and amounts of such revenues, if any, cannot be predicted with certainty and will likely fluctuate sharply. Results of operations for any period may be unrelated to the results of operations for any other period. In addition, historical results should not be viewed as indicative of future operating results.
Critical Accounting Policies and the Use of Estimates
     A “critical accounting policy” is one that is both important to the portrayal of our financial condition and results of operations and that requires management’s most difficult, subjective or complex judgments. Such judgments are often the result of a need to make estimates about the effect of matters that are inherently uncertain. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. See Note B, Summary of Significant Accounting Policies, of the Notes to the Consolidated Financial Statements for further discussion.
     We currently believe the following accounting policies to be critical:
     Investments. We account for investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. We carry our investments at their respective fair values, except for our investment in Aegera Pharmaceuticals, Inc. (“Aegera”), which is carried at historical cost because it is a privately held company for which no quoted market price is available. We periodically evaluate the fair values of our investments to determine whether any declines in the fair value of investments represent an other-than-temporary impairment. This evaluation consists of a review of several factors, including but not limited to the length of time and extent that a security has been in an unrealized loss position, the existence of an event that would impair the issuer’s future repayment potential, the near term prospects for recovery of the market value of a security and our intent and ability to hold the security until the market values recover, which may be maturity. If management determines that such an impairment exists we would recognize an impairment charge. Because we may determine that market or business conditions may lead us to sell a short-term investment or marketable security prior to maturity, we classify our short-term investments and marketable securities as “available-for-sale.” Investments in securities that are classified as available-for-sale and have readily determinable fair values are measured at fair market value in the balance sheets, and unrealized holding gains and losses for these investments

Critical Accounting Policies and the Use of Estimates (continued)
are reported as a separate component of stockholders’ equity until realized, or an other-than-temporary impairment is recorded. We classify those marketable securities that may be used in operations within one year as short-term investments. Those marketable securities in which we have both the ability to hold until maturity and have a maturity date beyond one year from our most recent consolidated balance sheet date are classified as non-current marketable securities. We review the carrying value of the Aegera investment on a periodic basis for indicators of impairment, and adjust the value accordingly.
     For investments carried at fair value, we disclose the level within the fair value hierarchy as prescribed by SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). We evaluate the types of securities in our investment portfolios to determine the proper classification in the fair value hierarchy based on trading activity and the observability of market inputs. We generally obtain a single quote or price per instrument from independent third parties to help us determine the fair value of securities in Level 1 and Level 2 of the fair value hierarchy.
     Leases. We lease various real properties under operating leases that generally require us to pay taxes, insurance and maintenance. During 2006, we terminated one lease agreement (the “Traville lease”) with Wachovia Development Corporation (“WDC”), which had been structured as a synthetic lease and had been accounted for as an operating lease. In place of the Traville synthetic lease, we entered into a 20-year lease agreement with BioMed Realty Trust, Inc. (“BioMed”), which acquired the Traville facility from WDC. We account for the Traville lease with BioMed as an operating lease.
     During 2006 and as described further in Note I, Long-Term Debt, of the Notes to the Consolidated Financial Statements, we sold our LSM facility and headquarters land to BioMed, and simultaneously agreed to lease such assets back over a period of 20 years. We accounted for this transaction in accordance with SFAS No. 98, Accounting For Leases: Sale-Leaseback Transactions Involving Real Estate. Because we have continuing involvement with the properties and an option to repurchase such assets, we recorded the sale and leaseback of these assets as a financing transaction and accordingly recorded the allocated sale proceeds as outstanding debt on our balance sheet. We account for lease payments under the related lease agreements as principal and interest payments on this debt. We retained ownership of approximately $36.5 million in equipment located at the LSM, which is required to be kept in place during the lease term or upon any expiration, termination or default.
     Impairments of long-lived assets. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Determination of recoverability is based on an estimate of undiscounted cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount the assets, the assets are written down to their estimated fair values. Long-lived assets to be sold are carried at fair value less costs to sell. During 2006, we recorded exit and impairment charges of approximately $9.2 million and $3.5 million relating to certain space in our Traville headquarters and certain laboratory space, respectively. During 2007, we sold the laboratory space and reversed the remaining exit and impairment charges related to that space.
     Revenue. Our revenue recognition policies for all non-refundable up-front license fees and milestone arrangements are in accordance with the guidance provided in the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition (“SAB No. 104”). In addition, we follow the provisions of Emerging Issues Task Force (“EITF”) Issue 00-21 (“EITF 00-21”), Revenue Arrangements with Multiple Deliverables, for multiple element revenue arrangements entered into or materially amended after June 30, 2003. EITF 00-21 provides guidance on when an arrangement that involves multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes, and if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. If the deliverables in a revenue arrangement constitute separate units of accounting according to the EITF’s separation criteria, the revenue recognition policy must be determined for each identified unit. If the arrangement is a single unit of accounting, the revenue recognition policy must be determined for the entire arrangement. Under arrangements where the license fees and research and development activities cannot be accounted for as separate units of accounting, non-refundable up-front license fees are deferred and recognized as revenue on a straight-line basis over the expected term of our

Critical Accounting Policies and the Use of Estimates (continued)
continued involvement in the research and development process. Revenues from the achievement of research and development milestones, if deemed substantive, are recognized as revenue when the milestones are achieved, and the milestone payments are due and collectible. If not deemed substantive, we would recognize such milestone as revenue on a straight-line basis over the remaining expected term of continued involvement in the research and development process. Milestones are considered substantive if all of the following conditions are met: (1) the milestone is non-refundable; (2) achievement of the milestone was not reasonably assured at the inception of the arrangement; (3) substantive effort is involved to achieve the milestone; and, (4) the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone and any ongoing research and development or other services are priced at fair value. Payments received in advance of work performed are recorded as deferred revenue.
     The up-front license fee received in 2006 from Novartis in connection with our Albuferon product is being recognized ratably over an estimated four-year clinical development period ending in 2010. To the extent we achieve the clinical development milestones set forth in the Novartis agreement, these will be recognized ratably over the remaining estimated clinical development period from the date of attainment. Our initial payment from GSK in connection with LymphoStat-B is being recognized ratably over the estimated four-year clinical development period ending in 2010. Our up-front license fee with GSK in connection with Syncria® is being recognized ratably over the estimated seven-year clinical development period. Our revenues from Teva Biopharmaceuticals USA, Inc. (“Teva Bio”), formerly CoGenesys, as they relate to the intellectual property license, are being recognized on a straight-line basis over the three-year period covered by the manufacturing services agreement, as amended. Our other revenues in 2008, 2007 and 2006 have been recognized in full upon receipt, as we have no continuing obligation.
     During 2008, we entered into an agreement whereby we began providing contract manufacturing services. Revenue in 2008, which was not significant, was recorded as milestones were met.
     Research and Development. Research and development expenses primarily include related salaries, outside services, materials and supplies and allocated facility costs. Such costs are charged to research and development expense as incurred. Our drug development expenses include accruals for clinical site and clinical research organization (“CRO”) costs. Estimates of the incurred to date but not yet received invoices must be made for clinical site and CRO costs in determining the accrued balance in any accounting period. Reimbursement of research and development expenses received in connection with collaborative cost-sharing agreements is recorded as a reduction of such expenses.
     Stock Compensation. We have a stock incentive plan (the “Incentive Plan”) under which options to purchase shares of our common stock may be granted to employees, consultants and directors at a price no less than the quoted market value on the date of grant. The Incentive Plan also provides for awards in the form of stock appreciation rights, restricted (non-vested) or unrestricted stock awards, stock-equivalent units or performance-based stock awards.
     We account for share-based awards to employees and non-employee directors pursuant to SFAS No. 123(R), Share-Based Payment (”SFAS No. 123(R)”).
     The amount of compensation expense recognized using the fair value method requires us to exercise judgment and make assumptions relating to the factors that determine the fair value of our stock option grants. We use the Black-Scholes-Merton model to estimate the fair value of our option grants. The fair value calculated by this model is a function of several factors, including grant price, the risk-free interest rate, the estimated term of the option and the estimated future volatility of the option. The estimated term and estimated future volatility of the options require our judgment.
     Exit Accruals. In 2006, we exited certain facilities, which required us to make significant estimates in several areas including the realizable values of assets deemed redundant or excess and the ability to generate sublease income. We recorded an initial liability of approximately $9.0 million in lease-related costs with respect to our 2006 exit activities. During 2007, we sold one of the facilities that we exited in 2006 and reversed the remaining exit and impairment accrual of $2.0 million related to that space.

Results of Operations
     Years Ended December 31, 2008 and 2007
     Revenues. We had revenues of $48.4 million and $41.9 million for the years ended December 31, 2008 and 2007, respectively. Revenues for the year ended December 31, 2008 consisted primarily of revenue recognized from Novartis of $35.4 million for the straight-line recognition of up-front license fees and milestones reached for Albuferon and $6.5 million from GSK related to straight-line recognition of up-front license fees for LymphoStat-B.
     The 2007 revenues consisted primarily of $28.0 million in revenue recognized from Novartis for the straight-line recognition of up-front license fees and milestones reached for Albuferon and $6.5 million from GSK related to straight-line recognition of up-front license fees for LymphoStat-B.
     Expenses. Research and development expenses were $243.3 million for the year ended December 31, 2008 as compared to $246.3 million for the year ended December 31, 2007. Research and development expenses for 2007 include $16.9 million paid to Aegera in connection with a collaboration and license agreement. Our research and development expenses for the year ended December 31, 2008 are net of $36.1 million and $51.8 million of costs reimbursed by Novartis and GSK, respectively. Our research and development expenses for the year ended December 31, 2007 are net of $46.5 million and $39.3 million of costs reimbursed by Novartis and GSK respectively.
     We track our research and development expenditures by type of cost incurred — research, pharmaceutical sciences, manufacturing and clinical development costs.
     Our research costs amounted to $25.6 million for the year ended December 31, 2008 as compared to $34.0 million for the year ended December 31, 2007. This decrease is due to the $16.9 million paid to Aegera in 2007 in connection with our licensing and collaboration agreement and purchase price premium as compared to a $5.0 million milestone paid to Aegera in 2008, partially offset by an increase in activities supporting new target development. Our research costs for the years ended December 31, 2008 and 2007 are net of $2.4 million and $3.0 million, respectively, of cost reimbursement from Novartis and GSK under cost sharing provisions in our collaboration agreements.
     Our pharmaceutical sciences costs, where we focus on improving formulation, process development and production methods, increased to $35.9 million for the year ended December 31, 2008 from $30.5 million for the year ended December 31, 2007. This increase is primarily due to less cost reimbursement under the Albuferon program and greater activity in other projects for which we have no cost sharing provisions. Pharmaceutical sciences costs for the years ended December 31, 2008 and 2007 are net of $1.2 million and $4.8 million, respectively, of cost reimbursement from Novartis and GSK under cost sharing provisions in our collaboration agreements.
     Our manufacturing costs increased to $77.1 million for the year ended December 31, 2008 from $73.3 million for the year ended December 31, 2007. This increase is primarily due to increased production activities for ABthrax and LymphoStat-B, partially offset by decreased activities for HGS-ETR2 and Albuferon. Our manufacturing costs for the years ended December 31, 2008 and 2007 are net of $19.9 million and $15.1 million, respectively, of cost reimbursement from Novartis and GSK under cost sharing provisions in our collaboration agreements.
     Our clinical development costs decreased to $104.7 million for the year ended December 31, 2008 from $108.5 million for the year ended December 31, 2007. This decrease is primarily due to reduced Phase 3 Albuferon clinical trial costs as the trials near completion, partially offset by increased Phase 3 trial costs related to LymphoStat-B. Our clinical development costs for the years ended December 31, 2008 and 2007 are net of $64.4 million and $62.9 million, respectively, of cost reimbursement from Novartis and GSK under cost sharing provisions in our collaboration agreements.

Results of Operations (continued)
     Years Ended December 31, 2008 and 2007 (continued)
     The research and development expenditures noted above are categorized by functional area. We evaluate and prioritize our activities according to functional area, rather than on a per-project basis. For this reason, we do not maintain a formal accounting system that captures or allocates all costs, both direct and indirect, on a per-project basis. Therefore, we do not believe that our available project-by-project information would form a reasonable basis for disclosure to investors.
     General and administrative expenses increased to $60.9 million for the year ended December 31, 2008 from $55.9 million for the year ended December 31, 2007. This increase is primarily due to increased preparatory activities for commercialization. General and administrative expenses include approximately $2.2 million related to the settlement of certain patent proceedings, which were offset by a decrease in other legal expenses.
     During 2008, we did not incur any lease termination or restructuring charges. Lease termination and restructuring credits in 2007 related to the reversal of a liability and the recording of a gain aggregating $3.7 million in connection with the purchase and sale of a small laboratory and office building. See Note N, Facility-Related Exit Costs, of the Notes to the Consolidated Financial Statements for additional discussion.
     Investment income decreased to $23.5 million for the year ended December 31, 2008 from $33.0 million for the year ended December 31, 2007. The decrease is primarily due to lower average investment balances in 2008 as compared to 2007. Investment income also includes realized net gains on our short-term investments, marketable securities and restricted investments of $0.9 million for the year ended December 31, 2008 as compared to net gains of $0.1 million for the year ended December 31, 2007. The yield on our investments was approximately 4.6% for the year ended December 31, 2008, as compared to approximately 4.8% for the year ended December 31, 2007. We believe investment income will be lower in 2009 as a result of lower interest rates and lower average cash balances. A general decline in interest rates may adversely affect the interest earned from our portfolio as securities mature and may be replaced with securities having a lower interest rate.
     Interest expense increased to $62.9 million for the year ended December 31, 2008 compared to $60.7 million for the year ended December 31, 2007.
     The charge for impaired investments of $6.3 million during the year ended December 31, 2008 was due to an other-than-temporary impairment of our investment in debt securities issued by Lehman Brothers Holdings, Inc. (“LBHI”). During 2008, LBHI experienced a significant deterioration in its credit worthiness and filed a petition under Chapter 11 of the U.S. Bankruptcy Code. As a result, we determined that our investment in LBHI debt securities had incurred an other-than-temporary impairment. See Note C, Investments, of the Notes to the Consolidated Financial Statements for additional discussion.
     Our gain on sale of long-term equity investments during the year ended December 31, 2008 of $32.5 million relates to the sale of our investment in CoGenesys. In 2006, we completed the sale of assets of our CoGenesys division and held a 14% equity interest in the newly formed company (“CoGenesys”). In 2008, CoGenesys was acquired by Teva Pharmaceuticals Industries, Ltd. (“Teva”). We received initial proceeds of $47.3 million. Our cost basis in this investment was $14.8 million. We received additional proceeds of approximately $5.3 million in February 2009 related to this transaction. See Note D, Collaboration Agreements and U.S. Government Agreement, of the Notes to the Consolidated Financial Statements for additional discussion.
     Net Income (Loss). We recorded a net loss of $268.9 million, or $1.99 per share, for the year ended December 31, 2008, compared to a net loss of $284.4 million, or $2.12 per share, for the year ended December 31, 2007. The decreased loss for 2008 compared to 2007 is primarily due to the gain on sale of our CoGenesys investment of $32.5 million, or $0.24 per share, and increase revenues, partially offset by a decrease in investment income and a charge for impaired investments of $6.3 million, or $0.04 per share.

Results of Operations (continued)
     Years Ended December 31, 2007 and 2006
     Revenues. We had revenues of $41.9 million and $25.8 million for the years ended December 31, 2007 and 2006, respectively. Revenues for the year ended December 31, 2007 consisted primarily of revenue recognized from Novartis of $28.0 million for the straight-line recognition of up-front license fees and milestones reached for Albuferon and $6.5 million from GSK related to straight-line recognition of up-front license fees for LymphoStat-B.
     The 2006 revenues consisted primarily of $12.4 million in revenue recognized from GSK, consisting of $7.7 million related to Syncria, including a $6.0 million milestone received and recognized, $2.7 million related to straight-line recognition of up-front license fees for LymphoStat-B, and $2.0 million related to milestones met for two other products under GSK development, revenue recognized from Novartis of $7.1 million for the straight-line recognized of up-front license fees and a milestone reached in 2006 for Albuferon, revenue recognized from Transgene of $2.6 million and revenue recognized from CoGenesys of $1.9 million.
     Expenses. Research and development expenses were $246.3 million for the year ended December 31, 2007 as compared to $209.5 million for the year ended December 31, 2006. Research and development expenses for 2007 include $16.9 million paid to Aegera in connection with our licensing and collaboration agreement and purchase price premium. Our research and development expenses for the year ended December 31, 2007 are net of $46.5 million and $39.3 million of costs reimbursed or to be reimbursed by Novartis and GSK respectively. Our research and development expenses for the year ended December 31, 2006 are net of $22.9 million and $10.2 million of costs reimbursed by Novartis and GSK respectively, and $4.8 million of cost reimbursement from CoGenesys.
     Our research costs amounted to $34.0 million for the year ended December 31, 2007 as compared to $20.0 million for the year ended December 31, 2006. This increase is due to the $16.9 million paid to Aegera in connection with our licensing and collaboration agreement and purchase price premium. Our research costs for the years ended December 31, 2007 and 2006 are net of $3.0 million and $1.4 million, respectively, of cost reimbursement from Novartis and GSK under costs sharing provisions in our collaboration agreements.
     Our pharmaceutical sciences costs decreased to $30.5 million for the year ended December 31, 2007 from $32.0 million for the year ended December 31, 2006. This decrease is primarily due to cost reimbursement under our collaboration agreements and reduced activity in this area for our ABthrax program. Pharmaceutical sciences costs for the years ended December 31, 2007 and 2006 are net of $4.8 million and $4.1 million, respectively, of cost reimbursement from Novartis and GSK under cost sharing provisions in our collaboration agreements.
     Our manufacturing costs decreased to $73.3 million for the year ended December 31, 2007 from $85.9 million for the year ended December 31, 2006. This decrease is primarily due to cost reimbursement under our collaboration agreements and reduced non-project activities, partially offset by increased production activities for HGS-ETR1 and HGS-ETR2. Our manufacturing costs for the years ended December 31, 2007 and 2006 are net of $15.1 million and $7.9 million, respectively, of cost reimbursement from Novartis and GSK under cost sharing provisions in our collaboration agreements.
     Our clinical development costs increased to $108.5 million for the year ended December 31, 2007 from $71.6 million for the year ended December 31, 2006. The increase is primarily due to cost associated with the complete enrollment of Phase 3 trials for Albuferon and ongoing enrollment of Phase 3 trials for LymphoStat-B. These Phase 3 trials were just starting at the end of 2006, therefore minimal expenses were incurred in 2006 compared to 2007. Our clinical development costs for the year ended December 31, 2007 and 2006 are net of $62.9 million and $19.7 million, respectively, of cost reimbursement from Novartis and GSK under cost sharing provisions in our collaboration agreements, which began in mid-2006.

Results of Operations (continued)
     Years Ended December 31, 2007 and 2006 (continued)
     General and administrative expenses increased to $55.9 million for the year ended December 31, 2007 from $53.1 million for the year ended December 31, 2006. This increase is primarily due to increased legal expenses associated with patent proceedings for certain of our products, partially offset by lower stock-based compensation expense.
     Lease termination and restructuring credits in 2007 related to the reversal of a liability and the recording of a gain aggregating $3.7 million in connection with the purchase and sale of a small laboratory and office building. The lease termination and restructuring charges of $29.5 million for the year ended December 31, 2006 consist of a lease termination charge of $16.8 million related to the BioMed financing and exit and impairment charges of approximately $12.7 million related to space no longer in use at our headquarters location and a small laboratory building. See Note N, Facility-Related Exit Costs of the Notes to the Consolidated Financial Statements for additional discussion.
     Investment income increased to $33.0 million for the year ended December 31, 2007 from $27.1 million for the year ended December 31, 2006. The increase is primarily due to higher interest rates in our portfolio in 2007, partially offset by lower average balances of cash, short-term investments and marketable securities. Investment income also includes realized net gains on our short-term investments, marketable securities and restricted investments of $0.1 million for the year ended December 31, 2007 as compared to net losses of $0.7 million for the year ended December 31, 2006. The yield on our investments was approximately 4.8% for the year ended December 31, 2007, as compared to approximately 3.9% for the year ended December 31, 2006.
     Interest expense increased to $60.7 million for the year ended December 31, 2007 compared to $39.6 million for the year ended December 31, 2006, primarily due to interest expense on the debt associated with the sale and leaseback of the LSM facility to BioMed. Interest expense for the year ended December 31, 2006 is net of interest capitalized of $9.4 million in connection with the construction of our LSM facility. No interest expense was capitalized in the third quarter of 2006 or subsequently as we placed the LSM facility in service and ceased capitalization of interest at the end of the second quarter. Interest expense, before capitalized interest, was $49.0 million for the year ended December 31, 2006.
     During 2007, we had no gains on sale of equity investments. During 2006 we recognized a gain sale of investment of $14.8 million related to the sale of our remaining equity interest in Cambridge Antibody Technology Ltd. (“CAT”), a long-term investment, for net proceeds of $24.1 million compared to a cost basis of $9.3 million.
     Net Income (Loss). We recorded a net loss of $284.4 million, or $2.12 per share, for the year ended December 31, 2007, compared to a net loss of $264.1 million, or $2.00 per share, for the year ended December 31, 2006. The increased loss for 2007 compared to 2006 is primarily due to increased clinical development costs related to our Phase 3 programs, increased research costs related to our license agreement with Aegera and increased interest expense, partially offset by increased revenue and a decrease in lease termination and restructuring charges.

Liquidity and Capital Resources
     We had a working capital shortfall of $52.5 million at December 31, 2008 as compared to working capital of $47.0 million at December 31, 2007. The decrease in our working capital in 2008 is primarily due to the use of working capital to fund our operations, partially offset by receipt of $47.3 million related to the sale of our investment in CoGenesys (see Note P, Teva Biopharmaceuticals USA, Inc. (formerly CoGenesys), of the Notes to the Consolidated Financial Statements for additional discussion). Although current liabilities exceed current assets as of December 31, 2008, current liabilities include $43.7 million of deferred revenue which will be relieved through non-cash amortization. The delivery of ABthrax to the U.S. Strategic National Stockpile will generate over $150.0 million during 2009 which will improve our working capital position, net of $50.0 million used in February 2009 to extinguish approximately $106.2 million of our subordinated convertible notes. We may also receive payments under collaboration agreements, to the extent milestones are met, which would improve our working capital position.
     We expect to continue to incur substantial expenses relating to our research and development efforts, which may increase relative to historical levels as we focus on clinical trials and manufacturing required for the development of our active product candidates. We will also incur costs related to our pre-commercial launch activities. In the event our working capital needs for 2009 exceed our available working capital, we can utilize our non-current marketable securities, which are classified as “available-for-sale”. We may improve our working capital position during 2009 through the sale of additional ABthrax product, receipt of collaboration fees or financing activities. We will be evaluating our working capital position on a continuing basis.
     To minimize our exposure to credit risk, we invest in securities with strong credit ratings and have established guidelines relative to diversification and maturity with the objectives of maintaining safety of principal and liquidity. We do not invest in derivative financial instruments or auction rate securities, and we generally hold our investments in debt securities until maturity. However, the deterioration of the credit markets during 2008 had a detrimental effect on our investment portfolio. During 2008, we recorded a charge for impairment of debt securities issued by LBHI of $6.3 million. At December 31, 2008, we have gross unrealized losses on our available for sale investments of approximately $9.9 million. Our unrealized losses substantially relate to corporate debt securities. Our other non-current marketable securities, consisting primarily of government-sponsored enterprise securities, have not experienced any significant unrealized losses at December 31, 2008. The amortized cost and fair value of these other non-current marketable securities are approximately $125.0 million and $127.9 million, respectively, at December 31, 2008. If needed, we could liquidate some or all of these securities in order to meet our working capital needs.
     The amounts of expenditures that will be needed to carry out our business plan are subject to numerous uncertainties, which may adversely affect our liquidity and capital resources. We are conducting multiple Phase 3 trials and have several ongoing Phase 1 and Phase 2 trials and expect to initiate additional trials in the future. Completion of these trials may extend several years or more, but the length of time generally varies considerably according to the type, complexity, novelty and intended use of the drug candidate. We estimate that the completion periods for our Phase 1, Phase 2, and Phase 3 trials could span one year, one to two years and two to four years, respectively. Some trials may take considerably longer to complete. The duration and cost of our clinical trials are a function of numerous factors such as the number of patients to be enrolled in the trial, the amount of time it takes to enroll them, the length of time they must be treated and observed, and the number of clinical sites and countries for the trial.

Liquidity and Capital Resources (continued)
     Our clinical development expenses are impacted by the clinical phase of our drug candidates. Our expenses increase as our drug candidates move to later phases of clinical development. The status of our clinical projects is as follows:

		Clinical Trial Status as of December 31,(2)
Product Candidate(1)	Indication	2008		2007		2006
Albuferon	Hepatitis C	Phase 3	(3)	Phase 3		Phase 3
LymphoStat-B	Systemic Lupus Erythematosus	Phase 3		Phase 3		Phase 2	(4)
LymphoStat-B	Rheumatoid Arthritis	Phase 2	(5)	Phase 2	(5)	Phase 2	(5)
HGS-ETR1	Cancer	Phase 2		Phase 2		Phase 2
HGS-ETR2	Cancer	Phase 1		Phase 1		Phase 1
ABthrax	Anthrax		(6)		(6)		(6)
HGS1029	Cancer	Phase 1			(7)	—

(1)	Includes only those candidates for which an Investigational New Drug (“IND”) application has been filed with the FDA.

(2)	Clinical Trial Status defined as when patients are being dosed.

(3)	Patient dosing completed during 2008; some patients in follow up as of December 31, 2008.

(4)	Initial Phase 2 trial completed and Phase 3 enrollment initiated in 2006; patient dosing began in 2007.

(5)	Initial Phase 2 trial completed; extension safety study ongoing and further development under review.

(6)	We have begun delivery of ABthrax to the U.S. Strategic National Stockpile. We anticipate filing a Biologics License Application (“BLA”) in 2009.

(7)	IND filed in December 2007 with respect to HGS1029 (formerly AEG40826).
     We identify our drug candidates by conducting numerous preclinical studies. We may conduct multiple clinical trials to cover a variety of indications for each drug candidate. Based upon the results from our trials, we may elect to discontinue clinical trials for certain indications or certain drugs in order to concentrate our resources on more promising drug candidates.
     We are advancing a number of drug candidates, including antibodies, an albumin fusion protein and a small molecule, in part to diversify the risks associated with our research and development spending. In addition, our manufacturing plants have been designed to enable multi-product manufacturing capability. Accordingly, we believe our future financial commitments, including those for preclinical, clinical or manufacturing activities, are not substantially dependent on any single drug candidate. Should we be unable to sustain a multi-product drug pipeline, our dependence on the success of a single drug candidate would increase.
     We must receive regulatory clearance to advance each of our products into and through each phase of clinical testing. Moreover, we must receive regulatory approval to launch any of our products commercially. In order to receive such approval, the appropriate regulatory agency must conclude that our clinical data establish safety and efficacy and that our products and the manufacturing facilities meet all applicable regulatory requirements. We cannot be certain that we will establish sufficient safety and efficacy data to receive regulatory approval for any of our drugs or that our drugs and the manufacturing facilities will meet all applicable regulatory requirements.
     Part of our business plan includes collaborating with others. For example, we entered into a collaboration agreement in 2006 with Novartis to co-develop and co-commercialize Albuferon. Under this agreement, we will co-commercialize Albuferon in the United States, and will share U.S. commercialization costs and U.S. profits equally. Novartis will be responsible for commercialization outside the U.S. and will pay us a royalty on those sales. We and Novartis share clinical development costs. Including a non-refundable up-front license fee, we are entitled to payments aggregating approximately $507.5 million upon successful attainment of certain milestones. As of December 31, 2008, we have contractually earned and received milestones aggregating $132.5 million, including the up-front fee. In 2006, we entered into a collaboration agreement with GSK with respect to LymphoStat-B and received a payment of $24.0 million. We and GSK share Phase 3 and 4 development costs, and will share equally in sales and marketing expenses and profits of any product that is commercialized. During 2008, we recorded approximately $87.9 million of reimbursable expenses from Novartis and GSK with respect to our cost sharing agreements as a reduction of research and development expenses. We are recognizing the up-front fees and milestones received from Novartis and GSK as revenue ratably over the estimated remaining development periods.

Liquidity and Capital Resources (continued)
     We have other collaborators who have sole responsibility for product development. For example, GSK is developing other products under separate agreements as part of our overall relationship with them. We have no control over the progress of GSK’s development plans. We cannot forecast with any degree of certainty whether any of our current or future collaborations will affect our drug development.
     Because of the uncertainties discussed above, the costs to advance our research and development projects are difficult to estimate and may vary significantly. We expect that our existing funds, payments received under the ABthrax contract and other agreements and investment income will be sufficient to fund our operations for at least the next twelve months.
     Our future capital requirements and the adequacy of our available funds will depend on many factors, primarily including the scope and costs of our clinical development programs, the scope and costs of our manufacturing and process development activities, the magnitude of our discovery and preclinical development programs and the level of our pre-commercial launch activities. There can be no assurance that any additional financing required in the future will be available on acceptable terms, if at all.
     Depending upon market and interest rate conditions, we are exploring, and, from time to time, may take actions to strengthen further our financial position. We may undertake financings and may repurchase or restructure some or all of our outstanding convertible debt instruments in the future depending upon market and other conditions. In February 2009 we repurchased approximately $106.2 million of our convertible subordinated debt due in 2011 and 2012 at a cost of approximately $50.0 million plus accrued interest.
     We have certain contractual obligations which may have a future effect on our financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources that are material to investors. Our operating leases, along with our unconditional purchase obligations, are not recorded on our balance sheets. Debt associated with the sale and accompanying leaseback of our LSM facility to BioMed in 2006 is recorded on our balance sheet as of December 31, 2008 and 2007. Under the LSM lease, we have an option to purchase the property between 2009 and 2010 at prices ranging between approximately $254.9 million and $269.5 million, depending upon when we exercise this option. We have an option to purchase the Traville facility in 2016 for $303.0 million.
     Our contractual obligations as of December 31, 2008 are summarized as follows:

	Payments Due by Period
	(dollars in millions)
		One year	Two to	Four to	After
Contractual Obligations	Total	or less	three years	five years	five years
Long-term debt — convertible notes(1)	$549.7	$11.5	$303.0	$235.2	$—
Long-term lease commitment — BioMed(2)	495.1	26.1	49.6	51.6	367.8
Operating leases(3)	398.9	21.5	43.8	45.1	288.5
Unconditional purchase obligations(4)	7.1	7.1	—	—	—
ABthrax milestones and royalties(5)	10.3	10.3	—	—	—
Other long-term liabilities reflected on our balance sheets(6)	—	—	—	—	—

Total contractual cash obligations(7)	$1,461.1	$76.5	$396.4	$331.9	$656.3

(1)	Contractual interest obligations related to our convertible subordinated notes included above total $39.7 million as of December 31, 2008. Contractual interest obligations of $11.5 million, $23.0 million and $5.2 million are due in one year or less, two to three years and four to five years, respectively. Interest expense relating to the adoption of FSP APB 14-1 in January 2009 is not reflected in the table above. In February 2009, we repurchased a portion of our convertible subordinated notes. This repurchase reduces the principal due in two to three years and four to five years by $82.9 million and $23.3 million, respectively. Contractual interest obligations due in one year or less, two to three years and four to five years are reduced by $2.1 million, $4.5 million and $0.4 million, respectively, as a result of the repurchase.

(2)	Contractual interest obligations related to BioMed are included above and aggregate $442.1 million as of December 31, 2008. Contractual interest obligations of $26.1 million, $49.6 million, $51.6 million and $314.8 million are due in one year or less, two to three years, four to five years and after five years, respectively.

Liquidity and Capital Resources (continued)

(3)	Includes Traville headquarters operating lease with BioMed with aggregate payments of $360.9 million. Lease payments of $17.5 million, $36.1 million, $37.6 million and $269.7 million are due in one year or less, two to three years, four to five years and after five years, respectively. The operating lease obligations shown above are the gross amounts, not considering sublease income. Contractual sublease income of $4.5 million and $9.0 million is due in one year or less and two to three years, respectively. Certain of our operating leases contain financial covenants with respect to minimum levels of unrestricted cash, cash equivalents and marketable securities and minimum levels of net worth. During 2007, we amended certain of these leases to eliminate the minimum net worth covenant and adjust the minimum levels of unrestricted cash, cash equivalents and marketable securities required under the leases. We also pledged additional collateral of approximately $8.6 million to certain lessors to satisfy the minimum net worth covenant associated with certain other leases. During 2008, approximately $4.9 million of this additional collateral was released, as the lease terms of the related leases expired.

(4)	Our unconditional purchase obligations relate to commitments for capital expenditures.

(5)	Includes milestone payments and royalties associated with the delivery of ABthrax to the U.S. Strategic National Stockpile.

(6)	In the event we reach certain development milestones for Albuferon and LymphoStat-B such as successful completion of Phase 3 trials or regulatory approval, we would be obligated to make payments of up to $11.5 million over the next five years. In the event we reach certain development milestones related to HGS1029, we would be obligated to pay up to $204.0 million. Our other products are in either Phase 1 or Phase 2 and would also obligate us to make certain milestone payments should they reach Phase 3 or regulatory approval. These other payments could result in aggregate milestone payments of $21.0 million. Because we cannot forecast with any degree of certainty whether any of these products will reach these milestones, we have excluded these amounts and any royalty payments from the above table.

(7)	For additional discussion of our debt obligations and lease commitments, see Note I, Long-Term Debt and Note J, Commitments and Other Matters, of the Notes to the Consolidated Financial Statements.
     As of December 31, 2008, we had net operating loss carry forwards for federal income tax purposes of approximately $2.0 billion, which expire, if unused, through December 31, 2028. We also have available research and development tax credit and other tax credit carry forwards of approximately $33.5 million, the majority of which will expire, if unused, through December 31, 2028.
     Our unrestricted and restricted funds may be invested in U.S. Treasury securities, government agency obligations, high grade corporate debt securities and various money market instruments rated “A-” or better. Such investments reflect our policy regarding the investment of liquid assets, which is to seek a reasonable rate of return consistent with an emphasis on safety, liquidity and preservation of capital.

Off-Balance Sheet Arrangements
     During 1997 and 1999, we entered into two long-term leases with the Maryland Economic Development Corporation (“MEDCO”) expiring January 1, 2019 for a process development and small-scale manufacturing facility aggregating 127,000 square feet and built to our specifications. We have accounted for these leases as operating leases. The facility was financed primarily through a combination of bonds issued by MEDCO (“MEDCO Bonds”) and loans issued to MEDCO by certain State of Maryland agencies. We have no equity interest in MEDCO.
     Rent is based upon MEDCO’s debt service obligations and annual base rent under the leases currently is approximately $3.8 million. The MEDCO Bonds are secured by letters of credit issued for the account of MEDCO which expire in December 2009. MEDCO’s debt service obligations may be affected by prevailing interest rate conditions in 2009, which could in turn affect our rent and the level of our restricted investments. We have restricted investments of approximately $15.7 million and $15.0 million as of December 31, 2008 and December 31, 2007, respectively, and are required to maintain restricted investments of $15.0 million which serve as additional security for the MEDCO letters of credit reimbursement obligation. Upon default or early lease termination or in the event the letters of credit will not be renewed, the MEDCO Bond indenture trustee can draw upon the letters of credit to pay the MEDCO Bonds as they are tendered. In such an event, we could lose part or all of our restricted investments and could record a charge to earnings for a corresponding amount. Alternatively, we have an option during or at the end of the lease term to purchase this facility for an aggregate amount that declines from approximately $38.0 million in 2009 to approximately $21.0 million in 2019.
     The lease agreements contain covenants with respect to tangible net worth, cash and cash equivalents and investment securities, restrictions on dividends, as well as other covenants.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
     Certain statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on our current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of our unproven business model, our dependence on new technologies, the uncertainty and timing of clinical trials, our ability to develop and commercialize products, our dependence on collaborators for services and revenue, our substantial indebtedness and lease obligations, our changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, our dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in this filing and our other filings with the Securities and Exchange Commission. In addition, while we have begun shipment of ABthrax to the U.S. Strategic National Stockpile, we continue to face risks related to acceptance of future shipments and FDA’s approval of our Biologics License Application for ABthrax, if and when it is submitted. If we are unable to meet requirements associated with the ABthrax contract, future revenues from the sale of ABthrax to the U.S. Government will not occur. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We undertake no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.